EXHIBIT 10.14.3

3400 Pawtucket Avenue

Riverside, RI 02915

December 2, 2019

Psychemedics Corporation

289 Great Road, Ste 200

Acton, MA 01720

Attn: Neil Lemer

Dear Mr. Lemer:

Banc of America Leasing & Capital, LLC (“BALC”) is pleased to confirm its willingness to proceed with the transaction with Psychemedics Corporation (“Debtor”) as set forth and subject to the following:

DOCUMENTATION:	Debtor shall execute and deliver all transaction documents, in form and substance satisfactory to BALC, and satisfy all conditions required by BALC.

APPROVAL AMOUNT:	An amount not to exceed $ 3,250,000.00 (“Funding Amount”) which may with BALC’s prior consent include soft costs such as freight, installation and taxes paid up-front by BALC not exceeding 20% of the Funding Amount, but may not exceed the fair market value of the Equipment. The Funding Amount for used Equipment may be subject to verification by an independent third party appraiser at Debtor’s expense.

UTILIZATION PERIOD EXPIRATION DATE:	The latest date for any funding shall be November 13, 2020.

PREVAILING CONDITIONS:	The terms and conditions, by reference, are incorporated herein. If there is a conflict between any terms or conditions, the terms and conditions of this approval shall govern.

The commitment of BALC to enter into this transaction is based on BALC’s understanding of the current business, management, and financial condition of Debtor and Guarantors, if any. Accordingly, this approval is further conditioned upon: (i) there not occurring any material adverse change in the business, current management, or financial condition of Debtor or any Guarantor, in BALC’s sole determination, and (ii) there not coming to BALC’s attention any additional information concerning Debtor or any Guarantor that reflects adversely on their respective past or present financial condition, management or operations.

This letter is intended solely for the benefit of Debtor, and may be amended only in a writing signed by BALC.

All financial institutions are required by Federal Law to obtain verify and record information that identifies each customer who opens an account with us. When you open an account with us, we will ask you for your name, address and other information that will allow us to identify you, such as documents evidencing legal status and formation, taxpayer identification number and a date of birth (if applicable).

Please acknowledge your acceptance of the terms and conditions of this approval and return it to my attention no later than ten (10) business days after the date hereof. If BALC is not in receipt of your acceptance by that date, the approval set forth herein will terminate. My address is:

3400 Pawtucket Avenue

Riverside, RI 02915

Approval Letter (short) NSA 12-08

Thank you for allowing Banc of America Leasing & Capital, LLC to make this transaction available to you. If you have any questions, please do not hesitate to call me at (401) 854-5515.

Sincerely,

James T. Fitzgerald

Officer, Operations Consultant

cc: Brian Roche, Senior Vice President

Psychemedics Corporation hereby agrees to the terms and conditions set forth herein.

By:
Printed Name:	Neil Lerner
Title:	VP Finance
Date:	12/3/2019

Approval Letter (short) NSA 12-08

Banc of America Leasing & Capital, LLC	Equipment Security Note Number 008

This Equipment Security Note No. 008, dated as December 2, 2019, (this "Equipment Note"), is entered into pursuant to and incorporates by this reference all of the terms and provisions of that certain Master Loan and Security Agreement No. 26928-70000 dated as of March 19, 2014 (the "Master Agreement"), by and between Banc of America Leasing & Capital, LLC ("Lender") and Psychemedics Corporation ("Borrower"). All capitalized terms used herein and not defined herein shall have the respective meanings assigned to such terms in the Master Agreement. If any provision of this Equipment Note conflicts with any provision of the Master Agreement, the provisions contained in this Equipment Note shall prevail. Borrower hereby authorizes Lender to insert the serial numbers and other identification data of the Equipment, dates, and other omitted factual matters or descriptions in this Equipment Note.

The occurrence of an "Event of Default," as defined in the Master Agreement, shall entitle Lender to accelerate the maturity of this Equipment Note and to declare the Prepayment Amount to be immediately due and payable, and to proceed at once to exercise each and every one of the remedies provided in the Master Agreement or otherwise available at law or in equity. All of Borrower's Obligations under this Equipment Note are absolute and unconditional, and shall not be subject to any offset or deduction whatsoever. Borrower waives any right to assert, by way of counterclaim or affirmative defense in any action to enforce Borrower's Obligations hereunder, any claim whatsoever against Lender.

1. Equipment Financed; Equipment Location; Grant of Security Interest. Subject to the terms and provisions of the Master Agreement and as provided herein, Lender is providing financing in the principal amount described in Section 2 below to Borrower in connection with the acquisition or financing of the following described Equipment:

Quantity	Description	Serial Number	Cost
	See Schedule A made apart hereto		$1,416,129.65

Location of Equipment. The Equipment will be located or (in the case of over-the-road vehicles) based at the following locations:

Location	Address	City	County	State	ZIP
	6100 Bristol PKWY	Culver City	Los Angeles	CA	90230

Borrower has agreed and does hereby grant a security interest in and to the Equipment and the Collateral related thereto, whether now owned or hereafter acquired and wherever located, in order to secure the payment and performance of all Obligations owing to Lender, including but not limited to this Equipment Note, all as more particularly provided in the Master Agreement. Lender's agreement to provide the financing contemplated herein shall be subject to the satisfaction of all conditions established by Lender and Lender's prior receipt of all required documentation in form and substance satisfactory to Lender in its sole discretion.

2. Payments. For value received, Borrower promises to pay to the order of Lender, the principal amount of $1,416,129.65 together with interest thereon as provided herein. This Equipment Note shall be payable by Borrower to Lender in 60 consecutive monthly installments of principal and interest (the "Payments") commencing on _____________________, 2020 (the "Initial Payment") and continuing thereafter through and including the Maturity Date (as defined below) (collectively, the "Equipment Note Term"). Each Payment shall be in the amount provided below, and due and payable on the same day of the month as the Initial Payment set forth above in each succeeding payment period (each, a "Payment Date" and the final such scheduled Payment Date, the "Maturity Date") during Equipment Note Term. All interest hereunder shall be calculated on the basis of a year of 360 days comprised of 12 months of 30 days each. The final Payment due and payable on the Maturity Date shall in any event be equal to the entire outstanding and unpaid principal amount of this Equipment Note, together with all accrued and unpaid interest, charges and other amounts owing hereunder and under the Master Agreement.

Equipment Security Note 10.6.10

(a) Interest Rate. Interest shall accrue on the entire principal amount of this Equipment Note outstanding from time to time at a fixed rate of three and 79/100 percent (3.79%) per annum or, if less, the highest rate of interest permitted by applicable law (the "Interest Rate"), from the Advance Date set forth below until the principal amount of this Equipment Note is paid in full, and shall be due and payable on each Payment Date.

(b) Payment Amount. The principal and interest amount of each Payment shall be $25,946.20.

3. Prepayment. Borrower may prepay all (but not less than all) of the outstanding principal balance of this Equipment Note on a scheduled Payment Date upon 30 days prior written notice from Borrower to Lender, provided that any such prepayment shall be made together with all accrued interest and other charges and amounts owing hereunder through the date of prepayment.

4. Borrower Acknowledgements. Upon delivery and acceptance of the Equipment, Borrower shall execute this Equipment Note evidencing the amounts financed by Lender in respect of such Equipment and the Payments of principal and interest hereunder. By its execution and delivery of this Equipment Note, Borrower:

(a) reaffirms of all of Borrower’s representations, warranties and covenants as set forth in the Master Agreement and represents and warrants that no Default or Event of Default under the Master Agreement exists as of the date hereof;

(b) represents, warrants and agrees that: (i) the Equipment has been delivered and is in an operating condition and performing the operation for which it is intended to the satisfaction of Borrower; (ii) each item of Equipment has been unconditionally accepted by Borrower for all purposes under the Master Agreement and this Equipment Note; and (iii) there has been no material adverse change in the operations, business, properties or condition, financial or otherwise, of Borrower or any Guarantor since December 31, 2018;

(c) authorizes and directs Lender (i) to advance the principal amount of this Equipment Note to reimburse Borrower or pay Vendors all or a portion of the purchase price of Equipment in accordance with Vendors’ invoices therefor, receipt and approval of which are hereby reaffirmed by Borrower, and (ii) to enter the date of such advance below Lender’s signature as the “Advance Date” for all purposes hereof; and

(d) agrees that Borrower is absolutely and unconditionally obligated to pay Lender all Payments at the times and in the manner set forth herein.

BANC OF AMERICA LEASING & CAPITAL, LLC	Borrower: Psychemedics Corporation
By:	By:
Printed Name:	Printed Name:	Neil Lerner
Title:	Title:	VP Finance
Advance Date:

Equipment Security Note 10.6.10